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                                                                    Exhibit 99.1
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     Nastech Announces Positive Phase 1-C Clinical Results of PYY3-36 Nasal
                                Spray for Obesity

    Study demonstrates evidence of weight loss, caloric reduction and safety

    BOTHELL, Wash., June 29 /PRNewswire-FirstCall/ -- Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today announced results from a randomized, double blind, placebo controlled Phase 1-C dose-sequencing study of Nastech's PYY3-36 Nasal Spray for obesity, indicating the investigational product reduces caloric intake, demonstrates weight loss over the study, and is safe and well tolerated in clinically obese men and women.
    "Obesity is now the number one health threat facing Americans today. The dramatic increase in obesity rates among adults and even children speaks to the urgent need for treatments that may help address this epidemic," said George L. Blackburn, M.D., Ph.D., the S. Daniel Abraham Chair in Nutrition Medicine at Harvard Medical School and Director of the Center for the Study of Nutrition and Medicine, Beth Israel Deaconess Medical Center, Boston, Massachusetts. "Nastech's investigational PYY Nasal Spray may provide a new treatment option for obesity that would be non-invasive, easy to administer and potentially provide a therapeutic option for weight loss. The results gathered to date are encouraging, and it will be exciting to follow this investigational product as it advances through clinical development."
    Nastech's investigational PYY3-36 Nasal Spray is designed to deliver the natural, appetite-regulating hormone PYY directly to the bloodstream. This Phase 1-C trial involved 37 subjects, 17 men and 20 women aged 20 to 55, with a mean body mass index (BMI) of 33.3 kg/m(2) (a BMI of >30.0 is classified as obese per guidelines from the U.S. Department of Health and Human Services.) Each subject in the study received three daily doses, consisting of PYY3-36 Nasal Spray or placebo, one hour before each meal for eight consecutive days. All subjects received placebo for the first two days of the study and were then randomly assigned to one of six treatment schedules for the remaining six days. Treatment schedules included PYY administrations once, twice, and three times a day. Subjects were given no dietary instructions to reduce food intake and did not exercise or even leave the clinical study center during the trial. The primary objectives of the study were to assess the safety, nasal tolerance and pharmacokinetics of PYY3-36 Nasal Spray as well as its effect on caloric reduction and initial indications of weight change.
    Results from the Phase 1-C trial demonstrate a significant, sustained caloric reduction following PYY administration. Subjects in the treatment group receiving PYY before each meal had a reduction in 24-hour calorie intake that started immediately following treatment and continued to decrease over the six treatment days of the study. By the last day of the study, the group receiving PYY before each meal had reduced daily calorie intake by an average of 648 calories. The 24-hour caloric reduction over all days of treatment was related to the number of daily PYY administrations, with those receiving one dose experiencing a mean caloric reduction of 77 calories per day, two doses producing a 197 calorie reduction and those receiving PYY three times daily experiencing an average caloric reduction of 490 calories per day. In addition, subjects who reduced calorie intake following PYY treatment did not compensate by consuming a greater number of calories at subsequent meals.
    Results also indicated that treatment with nasal PYY may result in
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weight loss. Subjects receiving PYY three times a day recorded a weight reduction of 1.3 pounds over the six day course of the study, a rate, if sustained which would be greater than six pounds in a month. Additionally, evidence of an approximate 6 percent average reduction in serum cholesterol levels was recorded among this subject group over the course of the study.
    Analysis of PYY levels in the blood showed the investigational product was able to mimic the natural food-induced release of PYY and was consistently absorbed as measured by plasma levels. Overall, PYY Nasal Spray was well tolerated, with the only side effects at 1 percent or greater being nausea, headache and dizziness. Nausea was reported by subjects in 11 percent of the PYY doses administered (44 of 385 doses), headache in 5 percent of total doses and dizziness in 1 percent of total doses. Nausea was observed to be related to plasma concentration. All subjects who reported nausea following PYY administration still consumed a meal, and nausea decreased with subsequent doses. Headache and dizziness decreased in frequency as PYY administration frequency increased.
    "Demonstrating that PYY treatment can affect a substantial and sustained calorie reduction over a period of six days and that calorie reduction is increased with frequency of administration are compelling findings that, together with our previous data, speak to the potential for PYY3-36 Nasal Spray for the treatment of obesity," said Steven C. Quay, M.D., Ph.D., Chairman, President and Chief Executive Officer of Nastech. "Our trials have demonstrated that PYY can be effectively delivered, is well-tolerated, and decreases calorie intake and appetite, resulting in weight loss. We look forward to applying these findings to develop an optimal Phase 2 program."

    PYY DEVELOPMENT PROGRAM
    The PYY Nasal Spray development program has concluded three Phase I clinical studies designed to answer specific questions regarding safety, tolerability, dosing and scheduling. Results from Nastech's Phase 1-B dose-ranging study, examining the effects of PYY on appetite and food intake for 24 hours following administration, indicated that a single dose of PYY Nasal Spray demonstrated a statistically significant 24-hour calorie reduction (p=0.03) and a reduction in pre-meal Visual Analog Scores (VAS) at all doses of PYY. Results of a Phase 1-A dose-ranging study of PYY Nasal Spray showed that nasal administration resulted in effective transfer of PYY into the bloodstream and that there was a linear relationship between dose administered and plasma levels of PYY. Treatment was also well tolerated, with side effects that were generally mild and all resolved without treatment.

    ABOUT PYY
    Peptide YY is a naturally occurring hormone that physiologically inhibits food intake. PYY is produced by specialized endocrine cells (L-cells) in the gut after a person eats and is believed to trigger the feeling of satiety, to reduce appetite and to decrease food intake through modulation of appetite circuits in the brain, specifically involving the Y2 receptor. Because PYY is a protein, initial studies focused on PYY delivery by injection. Utilizing its Tight Junction drug delivery technology, Nastech has developed the nasal spray formulation of PYY as a unique, non-invasive treatment option for obesity. Nastech has developed a substantial PYY intellectual property estate, including a proprietary formulation of PYY with related patent applications containing over 350 claims and an exclusive license to the PYY patents and applications of Dr. Henry C. Lin, Cedars-Sinai Medical Center, Los Angeles CA.
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    ABOUT OBESITY
    In 2004, the U.S. Centers for Disease Control and Prevention ranked obesity as the number one health threat in America. Obesity is a chronic condition that affects millions of people and often requires long-term or invasive treatment to promote and sustain weight loss. Obesity is the second leading cause of preventable death in the United States. The American Obesity Association estimates that approximately 127 million, or 64.5 percent, of adults in the U.S. are overweight and an estimated 60 million, or 30.5 percent, are obese. An estimated 400,000 deaths a year in the U.S. may be attributable to poor diet and physical inactivity. The total direct and indirect costs attributed to overweight and obesity amounted to $117 billion in 2000. Additionally, Americans spend more than $33 billion annually on weight-loss products and services.

    ABOUT NASTECH
    Nastech Pharmaceutical Company Inc. is an emerging pharmaceutical company dedicated to the development and commercialization of innovative drug delivery technologies and products. The Company's proprietary technologies focus on the delivery of small and large molecule drugs by nasal administration. Intranasal drug delivery may lead to greater drug efficacy, speed of action, safety, and patient compliance. Nastech is developing a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of obesity, sexual dysfunction, pain management, and osteoporosis. Additional information about Nastech is available at http://www.nastech.com .

    NASTECH SAFE HARBOR STATEMENT
    Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement made by the Company. These factors include, but are not limited to: (i) the ability of the Company to obtain additional funding; (ii) the ability of the Company to attract and/or maintain manufacturing, research, development, and commercialization partners; (iii) the Company's and/or a partner's ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iv) the Company's and/or a partner's ability to obtain required governmental approvals, including product and patent approvals; and (v) the Company's and/or the Company's partner's ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions in such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events or circumstances, except as otherwise required by securities and other applicable laws.
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SOURCE  Nastech Pharmaceutical Company Inc.
    -0-                             06/29/2004
      /CONTACT: Aline Schimmel, (Investors), or Kathy Jones, Ph.D. (Media), both of Burns McClellan, +1-212-213-0006, for Nastech Pharmaceutical Company Inc./